UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 27, 2005

Splinex Technology Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	333-116817	200715816
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

550 W. Cypress Creek Road, Suite 410, Fort Lauderdale, Florida		33309
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	954 660-6565

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 4.01. Changes in Registrant's Certifying Accountant.

On January 27, 2005, the Audit Committee of the Board of Directors of Splinex Technology Inc. (the "Company") dismissed Kaufman, Rossin & Co., P.A. ("Kaufman Rossin") and appointed Daszkal Bolton LLP ("Daszkal Bolton") as the Company's new independent registered public accounting firm to perform auditing services commencing with the fiscal year ending March 31, 2005.

Kaufman Rossin's report on the financial statements for the year ending March 31, 2004 did not contain an adverse opinion or disclaimer of opinion, nor was it modified as to uncertainty, audit scope, or accounting principles. The accountant's report was modified as to the Company's ability to continue as a going concern. The report stated that in the absence of attaining profitable operations and achieving positive cash flow from operations or obtaining significant additional debt or equity financing, the Company will have difficulty meeting current and long-term obligations.

In connection with the audit for the most recent fiscal year and in connection with Kaufman Rossin's review of the subsequent interim periods preceding dismissal on January 27, 2005, there were no disagreements with Kaufman Rossin on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedure which, if not resolved to Kaufman Rossin's satisfaction, would have caused them to make reference to the subject matter of the disagreement(s) in connection with their reports.

Other than as noted below, during the Company’s fiscal year ended March 31, 2004 and through January 27, 2005, there have been no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)). During the most recent fiscal year, the management of the Company was advised of the following reportable conditions, which are also deemed to be material weaknesses:

1) There is a lack of segregation of duties in the Company’s accounting department. Although the small size of the Company’s accounting department limits the extent of separation of duties, certain steps could be taken to separate incompatible duties such that no employee has access to both physical assets and the related accounting records or to all phases of a transaction.

2) Not all of the Company’s cash disbursements and transactions had adequate supporting documentation.

3) The Company’s consulting contracts did not identify the services to be performed and expenses to be reimbursed.

4) In some cases, payments to consultants did not conform to the terms stated in the agreements.

5) The Company signed employment agreements with blank items.

6) The Company did not maintain formal and adequate supporting documentation for expense reports.

7) An employee advance did not have written documentation and support for repayment terms.

8) The Company expensed certain items that were above the limits for its policy on fixed asset capitalization.

9) The Company expensed the entire balance of certain corporate expenses when paid, instead of amortizing over the appropriate time period.

Management and the Company’s Board of Directors and Audit Committee have considered this communication and have taken, and continue to take, steps to address the points raised. In June 2004, the Company retained a Chief Financial Officer who has established and implemented documentation and closing procedures for all transactions, as well as contract management procedures, and obtained signed notes from employees for all advances. The Company has instituted a formal expense reporting and approval process. The Company has also implemented policies and procedures to ensure that financial statements are prepared in conformity with Generally Accepted Accounting Principles.

To enable more effective monitoring of the Company's operations and financial results and address the concern regarding segregation of duties, the Company has increased the scope and frequency of management review of transactions, instituted limits on the ability to initiate wires, and authorized the installation of a new accounting enterprise resource planning system that has additional internal control functions. In addition, the Board of Directors established an Audit Committee in December 2004. The Company has authorized Kaufman Rossin to respond fully to the inquiries of Daszkal Bolton regarding the reportable condition.

The Company requested that Kaufman Rossin furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. The former accountant's response letter to this filing is attached hereto.

Prior to January 26, 2005, neither the Company nor anyone acting on its behalf had consulted with Daszkal Bolton regarding either: (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements); or (2) any matter that was either the subject of a disagreement (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to that Item) or a reportable event (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Splinex Technology Inc.

February 2, 2005	By:	/s/ Gerard A. Herlihy

Name: Gerard A. Herlihy
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

16..1	Letter from Former Accountants Responding to Report